EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Steven Madden, Ltd. and Subsidiaries on Form S-3 (No. 333-91127, 333-46441 and 333-59295), Form S-8 (Nos. 333-160520, 333-138584, and 333-184564) of our report dated March 1, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, and our report dated March 1, 2018 (November 9, 2018 as to the effect of the material weakness), on the effectiveness of Steven Madden, Ltd.'s internal control over financial reporting as of December 31, 2017, which reports are included in this Annual Report on Form 10-K/A.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
November 9, 2018